Exhibit 10.10

MIND MEDICINE (MINDMED) INC.

Inducement AWARD

NONQUALIFIED STOCK OPTION AGREEMENT

COVER SHEET

Mind Medicine (MindMed) Inc., a company incorporated under the laws of the Province of British Columbia (the “Company”), hereby grants an option (the “Option”) to purchase the Company’s common shares, without par value (the “Common Shares”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the Option are set forth in this cover sheet and in the attached Nonqualified Stock Option Agreement (together, the “Agreement”). The Option is granted to the Grantee in connection with the Grantee’s entering into employment with the Company and is regarded by the parties as an inducement material to the Grantee’s entering into employment. The Option has been granted as an “inducement” award pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as a stand-alone award, separate from, and not pursuant to the Mind Medicine (MindMed) Inc. 2025 Equity Incentive Plan (as it has been or may be amended and/or restated from time to time, the “Plan”). However, the Option will be governed in all respects as if issued under the Plan.

Name of Grantee:
Grant Date:
Number of Common Shares Covered by the Option:
Option Price per Common Share:
Vesting Commencement Date:
Vesting Schedule:

By your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (a copy of which has been made available to you and will be provided on request). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Name:

Title:

Attachment

This is not a share certificate or a negotiable instrument.

MIND MEDICINE (MINDMED) INC.

INDUCEMENT AWARD

NONQUALIFIED STOCK OPTION AGREEMENT

Nonqualified Stock Option

This Agreement evidences an award of an Option exercisable for the number of Common Shares set forth on the cover sheet and subject to the terms and conditions set forth in this Agreement and the Plan. This Option is not intended to be an “incentive stock option” under Section 422 of the Code and will be interpreted accordingly.

Vesting

Your Option is exercisable only before it expires and then only with respect to the vested portion of the Option.

Your Option shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement. To the extent that vesting could result in any fractional shares, resulting fractional shares will be rounded to the nearest whole Common Share and shall be rounded down as necessary as of the last applicable vesting date; provided, in all cases, you cannot vest in more than the number of Common Shares covered by your Option, as set forth on the cover sheet of this Agreement.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.

Expiration/Term

Notwithstanding anything in this Agreement to the contrary, your Option will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below, or may terminate earlier if a Change in Control occurs.

Forfeiture of Unvested Options

Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, a written employment or other written compensatory agreement between you and the Company or an Affiliate, or a written compensatory program or policy of the Company or an Affiliate otherwise applicable to you, you will immediately and automatically forfeit to the Company the unvested portion of the Option in the event your Service terminates for any reason.

Forfeiture of Vested Options

If your Service terminates for any reason, other than for death or for Cause, the vested portion of your Option will expire at the close of business at Company headquarters on the ninetieth (90th) day after your termination date.

Treatment of Unvested and Vested Options - Death

If your Service terminates because of your death, the unvested portion of you Option will become fully vested and immediately exercisable and your vested Option will remain exercisable for a period ending twelve (12) months following the date of death (but subject to the earlier expiration of the term, as described above).

Treatment of Unvested and Vested Options - Cause

If your Service is terminated for Cause, then you shall immediately forfeit all rights to your entire Option (both vested and unvested portions), and the Option shall immediately and automatically expire.

Notice of Exercise

The vested portion of your Option may be exercised, in whole or in part, by (i) giving written notice to the Company or its designee or agent in such form and manner and following such procedures as the Company may prescribe, of your intent to exercise and (ii) delivering to the Company or its designee or agent full payment for the Common Shares as to which the Option is to be exercised. The notice must specify how many Common Shares you wish to purchase and must also specify how your Common Shares should be registered.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you wish to exercise this Option in full or in part, you must include payment of the aggregate Option Price for the Common Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•
Cash or another cash equivalent acceptable to the Company.
•
If permitted by the Company, in any other form that is consistent with Applicable Laws, including by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Common Shares and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price.

Evidence of Issuance

The issuance of the Common Shares upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

Withholding Taxes

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or the sale of Common Shares acquired under this Option. In the event that the Company or any Affiliate, as applicable, determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise of this Option or the sale of Common Shares arising from this Option, the Company or any Affiliate shall have the right to require you to tender a cash payment, or in the Committee’s discretion, to (i) withhold from the Common Shares to be issued to you a number of Common Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due or (ii) require transfer of the Common Shares owned with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, provided that any Common Shares withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Committee has full discretion to choose, or to allow you to elect, to withhold a number of Common Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation provided that any Common Shares withheld will have an aggregate Fair Market Value not exceeding the maximum amount of tax required to be withheld by Applicable Laws.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Transferability

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. Your Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. If you attempt to do anything other than as expressly permitted by this Agreement, you will immediately and automatically forfeit your Option.

Retention Rights

This Agreement and the Option evidenced hereby do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or any Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or an Affiliate at any time and for any reason.

Shareholder Rights

You have no rights as a shareholder with respect to the Option unless and until the Common Shares underlying the Option have been issued to you upon exercise and either a certificate evidencing your Common Shares has been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Common Shares shall be made for dividends, distributions, or other rights on or with respect to the Common Shares generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.
Change of Control	Your Option shall be subject to the terms of any applicable agreement relating to a Change in Control in the event the Company is subject to a Change in Control.
Clawback

This Option is subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the Province of British Columbia.
The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments, or negotiations concerning this Option are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

As a condition of the grant of the Option, you consent to the collection, use, and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to Common Shares awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Common Shares on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.
Consent to Electronic Delivery

You agree, by accepting the Option, to receive documents related to the Option by electronic delivery (including e-mail or reference to a website or other URL) and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The grant of the Option under this Agreement is intended to be exempt from Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.

By accepting this Agreement, you agree to all of
the terms and conditions described above and in the Plan.